As filed with the Securities and Exchange Commission on December 1, 2006.

Registration No. 333-117410

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FREESCALE SEMICONDUCTOR, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	20-0443182
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6501 William Cannon Drive West, Austin, Texas 78735

(Address of Principal Executive Offices) (Zip Code)

FREESCALE OMNIBUS INCENTIVE PLAN OF 2004

FREESCALE EMPLOYEE STOCK PURCHASE PLAN OF 2004

2004 FREESCALE INCENTIVE PLAN

(Full Title of the Plan)

John D. Torres, Esq.

Freescale Semiconductor, Inc.

6501 William Cannon Drive West

Austin, Texas 78735

(Name and address of agent for service)

(512) 895-2193

(Telephone number, including area code, of agent for service)

DEREGISTRATION OF SECURITIES

On July 16, 2004, Freescale Semiconductor, Inc. (the “Company”) filed a registration statement on Form S-8, Registration Number 333-117410 (“this Registration Statement”), with respect to 55,000,000 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Stock”), relating to the Company’s Omnibus Incentive Plan of 2004, Employee Stock Purchase Plan of 2004 and 2004 Freescale Incentive Plan.

On September 15, 2006, the Company entered into that certain Agreement and Plan of Merger, by and among Firestone Holdings LLC, a Delaware limited liability company (“Parent”), and Firestone Acquisition Corporation, a Delaware corporation (“Merger Sub”) (the “Merger Agreement”). Under the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”). On December 1, 2006, the effective date of the Merger, each share of the Company’s Class A and Class B Common Stock outstanding immediately prior to the Merger (other than shares held in treasury, shares held by Parent and Merger Sub, shares for which a stockholder has properly exercised appraisal rights, and shares related to rollover equity) will be cancelled and converted into the right to receive $40 in cash.

In connection with the closing of the Merger, the Company has terminated all offerings of Class A Common Stock pursuant to its existing registration statements, including this Registration Statement. In accordance with an undertaking made by the Company in this Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering subject to this Registration Statement, the Company hereby removes from registration all shares of the Class A Common Stock registered under this Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1 to Form S-8 as filed with the Securities and Exchange Commission.

Item 8. Exhibits.

Exhibit Number	Description
24.1	Powers of Attorney, incorporated by reference to the Company’s Registration Statement on Form S-8 No. 333-117410, filed with the SEC on July 16, 2004.

[Signatures on following page]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on December 1, 2006.

FREESCALE SEMICONDUCTOR, INC.

By:	/s/ Michel Mayer*
Michel Mayer
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Date: December 1, 2006	/s/ Michel Mayer* Michel Mayer Chairman and Chief Executive Officer (Principal Executive Officer)

Date: December 1, 2006	/s/ Alan Campbell* Alan Campbell Principal Financial Officer and Principal Accounting Officer

Date: December 1, 2006	/s/ H. Raymond Bingham* H. Raymond Bingham Director

Date: December 1, 2006	/s/ Stephen P. Kaufman* Stephen P. Kaufman Director

Date: December 1, 2006	/s/ Kevin Kennedy* Kevin Kennedy, Ph.D. Director

Date: , 2006	Antonio M. Perez Director

Date: , 2006	Krish Prabhu Director

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*	This registration statement has been signed on behalf of the above officers and directors by John D. Torres, as attorney-in-fact pursuant to a power of attorney filed as Exhibit 24 to this registration statement.

DATED: December 1, 2006	By:	/s/ John D. Torres
John D. Torres
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
24.1	Powers of Attorney, incorporated by reference to the Company’s Registration Statement on Form S-8 No. 333-117410, filed with the SEC on July 16, 2004.

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